EXHIBIT 99.6

ACTIVCARD CORP.

offer to exchange
one share of its common stock for
each outstanding common share
and
one share of its common stock for
each outstanding American depositary share
of
ACTIVCARD S.A.

pursuant to the Prospectus dated             , 2002

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT [            ], NEW YORK CITY TIME, ON [            ], 2002 (IN EUROPE AT [            ], BRUSSELS TIME, ON [                    ], 2002), UNLESS EXTENDED.

            , 2002

To: Holders of Common Shares of ActivCard S.A.:

ActivCard Corp., a Delaware corporation (“ActivCard Corp.”), is offering to exchange:

•	one share of its common stock, $0.001 par value per share, for each common share, par value Euro 1.00 per share, of ActivCard S.A.; and

•
one share of its common stock, $0.001 par value per share, for each American depositary share (“ADS”) evidenced by an American depositary receipt (“ADR”) of ActivCard S.A. Each ADS represents one common share of ActivCard S.A.

This exchange offer is made on the terms and is subject to the conditions set forth in our prospectus dated                 , 2002 (the “Prospectus”) and the accompanying Form of Acceptance for the common shares and Letter of Transmittal for the ADSs. We encourage you to read these materials carefully before making any decision with respect to the exchange offer.

Subject to the terms and conditions of the exchange offer, we will accept all ActivCard S.A. common shares and ActivCard S.A. ADSs that are tendered in the exchange offer and not withdrawn before the Expiration Date (as defined below). We reserve the right to extend, amend or terminate the exchange offer. Any common shares or ADSs not accepted for exchange for any reason will be returned to you as soon as practicable.

The enclosed Prospectus and the accompanying Form of Acceptance are being forwarded to you as the holder of ActivCard S.A. common shares. If you wish to tender your common shares in the exchange offer, you should follow the procedures described in the Prospectus under “Terms of the Exchange Offer—Procedures for exchanging common shares” before [            ], New York City time, on [            ], 2002 (in Europe at [            ], Brussels time, on [            ], 2002), or such later date as the exchange offer may be extended (the “Expiration Date”).

We have announced the exchange offer in order to move the domicile of the listed company in the ActivCard group of companies from the Republic of France to the State of Delaware in the United States. The currently listed company is ActivCard S.A., which is domiciled in the Republic of France. The new listed company, ActivCard Corp., is a Delaware corporation. We believe that a change of domicile to the United States would be advantageous to our business and our operations, as well as to our shareholders. For more information, see “The Exchange Offer – Purpose and reasons for the exchange offer” in the Prospectus.

If we are successful in completing the exchange offer, ActivCard S.A. will become a subsidiary of ActivCard Corp. ActivCard Corp. would control the ActivCard S.A. group of companies after the completion of the exchange offer.

The board of directors of each of ActivCard S.A. and ActivCard Corp. unanimously supports the exchange offer and recommends that you tender your ActivCard S.A. securities in the exchange offer for shares of ActivCard Corp. common stock so that we may complete the change in domicile. Our obligation to complete the exchange offer is subject to the satisfaction or waiver of certain closing conditions, including the condition that at least 80%, in aggregate, of the outstanding common shares and ADSs of ActivCard S.A. must be validly tendered and not withdrawn in the exchange offer.

If the exchange offer is completed, after the exchange offer, any ActivCard S.A. security holders who do not exchange their outstanding ActivCard S.A. securities may be adversely affected. Among other things, the liquidity and market value of their securities may be adversely affected as ActivCard S.A.’s listing of its common shares on Nasdaq Europe and its ADSs on the Nasdaq National Market will be terminated. ActivCard S.A.’s ADR facility will also be terminated.

If you have any questions regarding the exchange offer or need assistance in tendering your ActivCard S.A. common shares, please contact Innisfree M&A Incorporated, the information agent, at the telephone numbers set forth in the Prospectus. Additional copies of the enclosed materials may be obtained from the information agent.

Very truly yours,

ACTIVCARD CORP.

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